Exhibit 99.1

                 VCA Antech, Inc. Announces 2-for-1 Stock Split

     LOS ANGELES--(BUSINESS WIRE)--July 27, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, today announced that its Board of Directors has declared a 2-for-1 split of its common stock, payable as a stock dividend, on August 25, 2004, to shareholders of record as of the close of business on August 11, 2004. The stock dividend will represent a tax-free distribution to stockholders.
     Bob Antin, Chairman and CEO, stated, "This stock dividend reflects our continued improvement in earnings and other financial measures, as well as the sustained double-digit growth in our two core businesses. We continually strive to create shareholder value. We are strategically increasing the number of available shares in the market thus increasing our shareholder base, which we believe will reward our shareholders in the long term."
     Stockholders who have stock certificates should retain them. The transfer agent for VCA Antech will mail stock certificates representing the additional shares resulting from the dividend on August 25, 2004. Upon completion of the stock dividend, the number of outstanding shares will be approximately 82 million.
     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate National PetCare Centers, Inc. into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     CONTACT: VCA Antech, Inc.
              Tom Fuller (CFO), 310-571-6505